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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934*


                      TECHNICAL COMMUNICATIONS CORPORATION
                                (Name of Issuer)


                     COMMON STOCK, $0.10 par value per share
                         (Title of Class of Securities)


                                   878 409 101
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  878 409 101                 Page     2     of     5     Pages
                                            ---------    ---------
                           13G

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (Entities Only)

                                   M. Mahmud Awan

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
  NUMBER OF
                                       199,028
   SHARES
                              -------------------------------------------------
 BENEFICIALLY                 (6) SHARED VOTING POWER

   OWNED BY                               0

    EACH                      -------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
  REPORTING
                                       199,028
   PERSON
                              -------------------------------------------------
    WITH:                     (8) SHARED DISPOSITIVE POWER

                                          0

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             199,028

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          15.5%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

                          IN
-------------------------------------------------------------------------------

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Item 1.

    (a)   NAME OF ISSUER

          Technical Communications Corporation
          ---------------------------------------------------------------------

    (b)   ADDRESS OF ISSUER'S PRINCIPAL OFFICE

          100 Domino Drive
          Concord, Massachusetts 01810
          ---------------------------------------------------------------------

Item 2.

    (a)   NAME OF PERSON FILING

          M. Mahmud Awan
          ---------------------------------------------------------------------

    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE

          240 Sturbridge Road
          Charlton City, Massachusetts 01506
          ---------------------------------------------------------------------

    (c)   CITIZENSHIP

          United States of America
          ---------------------------------------------------------------------

    (d)   TITLE OF CLASS OF SECURITIES

          Common Stock
          ---------------------------------------------------------------------

    (e)   CUSIP NUMBER

          878 409 101
          ---------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in Section 3(a)(6) of the Act.

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act.

    (d) / / Investment Company registered under Section 8 of the
            Investment Company Act.

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See Rule 13d-1(b)(1)(ii)(F).


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    (g) / / Parent Holding company, in accordance with Rule 13d-
            1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


Item 4.     OWNERSHIP

            (a) Amount Beneficially Owned:                     199,028
            -------------------------------------------------------------------

            (b)  Percent of Class:                               15.5%
            -------------------------------------------------------------------

            (c) Number of shares as to which such persons has:
            -------------------------------------------------------------------

                  (i) sole power to vote or to direct the vote:   199,028
                      ---------------------------------------------------------

                 (ii) shared power to vote or to direct the vote:     -0-
                      ---------------------------------------------------------

                (iii) sole power to dispose or to direct the
                        disposition of:                           199,028
                      ---------------------------------------------------------

                 (iv) shared power to dispose or to direct the
                        disposition of:                               -0-
                      ---------------------------------------------------------


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /



Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Inapplicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

            Inapplicable



Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Inapplicable



Item 9.  NOTICE OF DISSOLUTION OF GROUP.

            Inapplicable
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Item 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Signature: /S/ M. MAHMUD AWAN
                                            ----------------------

                                 Name/Title: M. MAHUMD AWAN
                                             ------------------------------

                                 Date: DECEMBER 10, 1998
                                       ------------------------------------